Exhibit 10.3

EXECUTIVE

RESTRICTED STOCK UNIT AWARD AGREEMENT

pursuant to the

CLEARWIRE CORPORATION
2008 Stock Compensation Plan

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Participant:	%%FIRST_NAME%-%%%MIDDLE_NAME%-%%%LAST_NAME%-%

Participant ID:    %%EMPLOYEE_IDENTIFIER%-%

Grant Date:        %%OPTION_DATE%-%

Vesting Start Date:     %%VEST_BASE_DATE%-%

Number of Restricted Stock Units Granted: %%TOTAL_SHARES_GRANTED%-%

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THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Clearwire Corporation, a company organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Clearwire Corporation 2008 Stock Compensation Plan as in effect and as amended from time to time (the “Plan”); and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Restricted Stock Units (“RSUs”) provided herein to the Participant (this “Award”); and

WHEREAS, the Company has entered into an Agreement and Plan of Merger with Sprint Nextel Corporation (“Sprint”) and Collie Acquisition Corp., dated December 17, 2012, as may be amended from time to time (the “Merger Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.Acceptance of Award. This Award is subject to your timely acceptance in accordance with this Section 1. Unless you accept this Award by the earlier of three months following the Grant Date or the Effective Date of the Merger as that term is defined in the Merger Agreement (the “Acceptance Deadline”), this Award will be cancelled automatically, and you will have no further right under this Agreement to any RSUs awarded under this Award. It is solely your responsibility to take appropriate actions by the Acceptance Deadline to accept this Award.

2.Incorporation by Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to this Award), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

3.Grant of Restricted Stock Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of RSUs specified above. Except as otherwise provided by Section 10.12 of the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant's interest in the Company for any reason. The Participant shall not have the rights of a stockholder in respect of the Shares underlying this Award until such Shares are delivered to the Participant in accordance with Section 4.

4.Vesting.

4.1 The RSUs subject to this Award shall become vested as to 25% on each of the first four anniversaries of the Vesting Start Date specified above, provided the Participant is then employed by the Company and/or one of its Subsidiaries or Affiliates; provided that the Company may defer vesting of Shares to a date on which the Participant is not subject to any Company “blackout” policy or other trading restriction imposed by the Company; and provided, further, that any vesting and distribution of Shares shall in any event be made by the date that is 2-1/2 months from the end of the calendar year in which the applicable RSUs would have vested.

4.2 If the Participant's employment with the Company and/or its Subsidiaries or Affiliates terminates for any reason prior to the vesting of all or any portion of the RSUs awarded under this Agreement, such unvested portion of the RSUs shall immediately be cancelled and the Participant (and the Participant's estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such RSUs. The Committee, in its sole discretion, may determine, prior to or within ninety (90) days after the date of any such termination (including any termination due to death, disability or retirement), that all or a portion of any the Participant's unvested RSUs shall not be so cancelled and forfeited.

4.3 If the Participant's employer ceases to be an Affiliate or Subsidiary of the Company, that event shall be deemed to constitute a termination of employment under Section 4.2.

5.Delivery of Common Stock. Subject to the terms of the Plan, if the RSUs awarded by this Agreement become vested, the Company shall promptly distribute to the Participant the number of Shares equal to the number of RSUs that are so vested; provided that the Company may defer distribution of Shares to a date on which the Participant is not subject to any Company “blackout” policy or other trading restriction imposed by the Company; and provided, further, that any distribution of Shares shall in any event be made by the date that is 2-1/2 months from the end of the calendar year in which the applicable RSUs vested. In connection with the delivery of the Shares pursuant to this Agreement, the Participant agrees to execute any documents reasonably requested by the Company.

6.Dividends and Other Distributions. Participants holding RSUs shall be entitled to receive all dividends and other distributions paid with respect to such Shares, provided that any such dividends or other distributions will be subject to the same vesting requirements as the underlying RSUs and shall be paid at the time the Shares are delivered pursuant to Section 5. If any dividends or distributions are paid in Shares, the Shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the RSUs with respect to which they were paid.

7.Withholding. The Participant shall be required to pay the Company an amount of cash necessary to satisfy any withholding or other tax due from the Company with respect to any RSUs. Alternatively, the Company may, but shall not be required to, withhold from any other payment due to the Participant, including a number of otherwise deliverable Shares with an aggregate Fair Market Value equal to the minimum amount required to be withheld, in connection with the distribution of Shares underlying the RSUs granted hereunder.

8.Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

9.Acknowledgment of Employee. The grant of this Award does not entitle the Participant to any benefit other than that granted under the Plan. Benefits granted under the Plan are not part of the Participant's ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation. The Participant understands and accepts that the benefits granted under the Plan are entirely at the grace and discretion of the Company and that the Company retains the right to amend or terminate the Plan at any time, at its sole discretion and without notice.

10.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the principles of conflict of laws thereof.

11.Notices. Any notice that may be required or permitted under this Agreement shall be in writing and shall be delivered in person, or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

11.1 If such notice is to the Company, to the attention of the Stock Plan Administrator or at such other address as the Company, by notice to the Participant, shall designate from time to time.

11.2 If such notice is to the Participant, at his or her address as shown on the Company's records or at such other address as the Participant, by notice to the Company, shall designate from time to time.

12.Compliance with Laws. The issuance of the RSUs and Shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Exchange Act and the respective rules and regulations promulgated thereunder), any relevant provision of gaming laws or regulations including any registration, approval or action thereunder, and any other law or regulation applicable thereto. The Company shall not be obligated to issue any of the RSUs or Shares pursuant to this Agreement if such issuance would violate any such requirements.

13.Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign any part of this Agreement without the prior express written consent of the Company.

14.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

15.Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

16.Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

17.Closing of the Sprint Transaction.

17.1 In accepting this AWARD, the Participant understands and agrees that notwithstanding the provisions of ANY Severance Plan OF THE COMPANY, or any other plan, program, policy, or OTHER agreement of the Company, the vesting of the RSUs will not accelerate upon (i) the closing of the transactions (the “Transactions”) contemplated by the MERGER AGREEMENT or (ii) any termination of employment related to such Transactions, except As Set forth IN SECTION 17.2.

17.2 Notwithstanding anything in this Agreement to the contrary, and pursuant to the terms of the Merger Agreement and contingent on the Closing (as defined in the Merger Agreement) of the Transactions, the unvested RSUs subject to this Award that are outstanding immediately prior to the Effective Time will be cancelled and converted to a Restricted Cash Account in accordance with Section 1.7(c) of the Merger Agreement (the “2013 Restricted Cash Account”); provided, however, that in accordance with Disclosure Schedule 4.1(c)(2) of the Merger Agreement, the 2013 Restricted Cash Account shall not vest at the Effective Time, but shall vest in the ordinary course in accordance with the original terms of this Award. Payment shall be made in cash as promptly as reasonably practicable following each vesting date (and in all events no later than the later of (i) ten (10) Business Days following each vesting date and (ii) the last day of Sprint's first regular payroll cycle following each vesting date). In addition, with respect to the 2013 Restricted Cash Account, if the Participant is also a participant in the Company's Executive Continuity Plan and resigns with “Good Reason” (as defined in the Company's Executive Continuity Plan) or is involuntarily terminated by Sprint without “Cause” (as defined in the Company's Executive Continuity Plan) or due to death or “Disability” (as defined in the Company's Executive Continuity Plan) during the vesting period, such Participant will be entitled to an enhanced pro-rata portion of the 2013 Restricted Cash Account (based on the original account balance)

less any portion of the 2013 Restricted Cash Account that has vested and been paid prior to the termination date. Such “enhanced pro-rata portion” shall be equal to the quotient obtained by dividing (a) the sum of (i) 365 and (ii) the number of days such Participant worked in from the Vesting Start Date, through such Participant's termination of employment date, by (b) the aggregate number of days in the vesting period of the Award; provided, however, in no event shall the numerator to the proration be greater than the number of days in the vesting period. For example, if the Participant's employment is involuntarily terminated without Cause on September 1, 2014 after the closing of the transactions under the Merger Agreement, the Participant's pro-rata payment under this Section 17.2 out of the 2013 Restricted Cash Account would be determined as follows: (1) the total number of days worked by Participant after the Vesting Start Date would be calculated (549 in this example); (2) the sum of the total number of days worked from step 1 would be added to 365 (or 549 + 365) and then divided by the 1,460 total days in the four-year vesting period; (3) the original account balance of the 2013 Restricted Cash Account would then be multiplied by the quotient resulting from step 2; and (4) any portion of the 2013 Restricted Cash Account that has vested and been paid prior to the termination date would be subtracted from the product obtained in step 3 to determine the amount to be paid to Participant upon termination.

18.Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by la

19.Section 409A of the Code. To the extent applicable, it is intended that this Award comply with the provisions of Section 409A of the Code. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intention; provided, however, that in no event shall the Company or its agents, parents, subsidiaries, affiliates or successors be liable for any additional tax, interest or penalty that may be imposed on the Participant pursuant to Section 409A of the Code or for any damages incurred by the Participant as a result of this Award (or the payments hereunder) failing to comply with, or be exempt from, Section 409A of the Code. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Award providing for the payment of any amounts upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Award, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Award, if the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment shall not be made or provided until the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (ii) the date of the Participant's death, to the extent required under Section 409A of the Code. Upon the expiration of the foregoing delay period, all payments delayed pursuant to this Section 19 shall be paid to the Participant in a lump sum.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant has hereunto set his or her hand, all as of the Grant Date specified above.

CLEARWIRE CORPORATION

/s/ Erik E. Prusch
Erik E. Prusch
Chief Executive Officer

Dated:	PARTICIPANT:

IMPORTANT PLEASE ACCEPT ELECTRONICALLY OR SIGN AND RETURN PROMPTLY

[NAME]

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.